Exhibit 99.1

News from Xerox Holdings Corporation

Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056 tel+1-203-968-3000

Xerox Announces Departure of CFO, Appoints Xavier Heiss Interim CFO

NORWALK, Conn., Sept. 11, 2020 — Xerox Holdings Corporation (NYSE: XRX), a global workplace technology company, announced its chief financial officer William Osbourn will leave the company for personal reasons, effective September 30. Xavier Heiss, a 32-year company veteran, will serve as interim CFO while the company conducts a search, both internally and externally, for a permanent successor.

“There comes a time when we all must make hard decisions as it relates to work/life balance. At this time, Bill has decided he needs to focus on his family and personal goals. Bill played a critical role managing Xerox’s finances through a challenging time in the company’s history, serving as a steady hand through leadership changes, a major transformation and most recently a pandemic,” said John Visentin, vice chairman and chief executive officer. “I want to thank him for his leadership and partnership. I know I speak for all of us at Xerox when I say we wish Bill well.”

Heiss has served in various leadership positions in finance, business transformation and sales. Prior to being promoted to executive vice president and president of EMEA Operations earlier this year, Heiss served as controller of the company and chief financial officer of the company’s Americas Operations.

“Xavier is a disciplined leader who has helped drive performance across various functional teams. Given his financial acumen and broad operational experience, we are well positioned to make this important transition smoothly,” said Visentin.

About Xerox

Xerox Holdings Corporation makes every day work better. We are a workplace technology company building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, Xerox delivers a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience. Learn how that innovation continues at xerox.com.

-XXX-

Media Contact:

Anne Marie Squeo, Xerox, +1-203-849-2374, AnneMarie.Squeo@xerox.com

Investor Contact:

Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

Note: To receive RSS news feeds, visit https://www.news.xerox.com. For open commentary, industry perspectives and views, visit http://twitter.com/xerox, http://www.facebook.com/XeroxCorp, https://www.instagram.com/xerox/, http://www.linkedin.com/company/xerox, http://www.youtube.com/XeroxCorp.

Xerox® is a trademark of Xerox in the United States and/or other countries.

1